Exhibit 10.5
EXECUTIVE CHANGE IN CONTROL AGREEMENT
          This Executive Change In Control Agreement made as of the 21st day of June, 2005, by and between Teleflex Incorporated (the “Company”) and Randall P. Gaboriault (“Employee”).
          WHEREAS, Employee is an executive of the Company; and
          WHEREAS, the Board of Directors of the Company believes that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Employee to the Company without distraction, notwithstanding that the Company could be subject to a Change of Control, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company; and
          WHEREAS, in consideration for Employee agreeing to continue in employment with the Company and agreeing to keep Company information confidential, the Company agrees that Employee shall receive the compensation set forth in this Agreement in the event Employee’s employment with the Company is terminated without Cause or Employee terminates employment for Good Reason, upon or after a Change of Control;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:
          1. Definitions.
          “Base Salary” shall mean the highest annualized base rate of salary being paid to Employee in all capacities with the Company, together with any and all salary reduction authorized amounts under any of the Company’s benefit plans or programs, at the time of the Change of Control or any time thereafter.
          “Benefit Period” shall mean the period beginning on Employee’s Termination Date and ending on the first to occur of (a) the second anniversary of the Commencement Date or (b) the first date on which Employee is employed by another employer and is eligible to participate in a health plan of Employee’s new employer.
          “Board” shall mean the board of directors of the Company.
          “Bonus Plan” shall mean a plan of the Company providing for the payment of a cash bonus to Employee, including the Company’s Profit Participation Plan and the Company’s Long Term Incentive Plan.

          “Cause” shall mean (a) misappropriation of funds, (b) conviction of a crime involving moral turpitude, or (c) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole.
          “Commencement Date” shall mean the first day of the seventh month beginning after Employee’s Termination Date, unless earlier payment of compensation or benefits under this Agreement is permissible under Section 409A of the Code, in which case Commencement Date shall mean the earliest such permissible date.
          “Change of Control” shall mean one of the following shall have taken place after the date of this Agreement:
          (a) any “person” (as such term is used in Sections 13(d) or 14(d) of the Exchange Act) (other than the Company, any majority controlled subsidiary of the Company, or the fiduciaries of any Company benefit plans) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 20% or more of the total voting power of the voting securities of the Company then outstanding and entitled to vote generally in the election of directors of the Company; provided, however, that no Change of Control shall occur upon the acquisition of securities directly from the Company;
          (b) individuals who, as of the beginning of any 24 month period, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason during such 24 month period to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company;
          (c) consummation of (i) a merger, consolidation or reorganization of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such merger, consolidation or reorganization do not, following such merger, consolidation or reorganization, beneficially own, directly or indirectly, at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities resulting from such merger, consolidation or reorganization, (ii) a complete liquidation or dissolution of the Company or (iii) a sale or other disposition of all or substantially all of the assets of the Company, unless at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities that acquire such assets are beneficially owned by individuals or entities who or that were beneficial owners of the voting securities of the Company immediately before such sale or other disposition; or
          (d) consummation of any other transaction determined by resolution of the Board to constitute a Change of Control.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Component Target Amount” shall have the meaning specified therefor in the definition of “Target Bonus” in this Section 1.
          “Disability” shall mean Employee’s continuous illness, injury or incapacity for a period of six consecutive months.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Good Reason” means a Termination of Employment initiated by Employee by Notice of Termination, in accordance with Section 2 hereof, upon one or more of the following occurrences; provided that as soon as practicable after Employee becomes aware of such occurrence and before such Notice of Termination is given, Employee shall have given notice of Good Reason to the Company and the Company shall not have fully corrected the situation within 10 days after such notice of Good Reason:
          (a) any failure of the Company to comply with and satisfy any of the material terms of this Agreement;
          (b) any significant reduction by the Company of the title, duties, job responsibilities, reporting relationship or position of Employee;
          (c) any reduction in Employee’s Base Salary; or
          (d) the moving of the principal office of the Company to which Employee is assigned to a location more than 25 miles from its location on the date of the Change of Control.
          “Performance Period” applicable to any Target Amount under a Bonus Plan shall mean the period of time in which the performance goals applicable to the determination of cash bonus awards pursuant to such Bonus Plan are measured.
          “Target Amount” in respect of a bonus payable to Employee pursuant to any Bonus Plan shall mean the amount specified in the Company’s records pertaining to such Bonus Plan as the “target amount” of cash bonus which would be payable to Employee if specified conditions were fulfilled.
          “Target Bonus” shall mean the sum of the Target Amounts (each a “Component Target Amount”) which would be payable in the year immediately following the Termination Year pursuant to all Bonus Plans if all of the conditions for the payment of each Component Target Amount were fulfilled, without regard to whether such conditions are actually fulfilled; provided that, if a Target Amount has not been determined for any such Bonus Plan on or before the Termination Date, the Target Amount for such Bonus Plan which would have been payable in the Termination Year shall be substituted for such undetermined Target Amount in the foregoing calculation of the “Target Bonus.”
          “Termination Date” shall mean the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein as the effective date of Employee’s Termination of Employment, as the case may be.
          “Termination of Employment” shall mean the termination of Employee’s active employment relationship with the Company.
          “Termination following a Change of Control” shall mean a Termination of Employment upon or within two years after a Change of Control either:
          (a) initiated by the Company for any reason other than Disability or Cause; or
          (b) initiated by Employee for Good Reason.
          “Termination Year” shall mean the year in which Employee’s Termination Date occurs.
          2. Notice of Termination. Any Termination of Employment shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific reasons for the termination, (b) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Employee’s employment, and (c) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).
          3. Compensation upon Termination following a Change of Control. Subject to the provisions of subsection (d) below and Sections 5 and 6 hereof, in the event of Employee’s Termination following a Change of Control, Employee shall be entitled to receive the following payments and benefits from the Company:
          (a) Within 15 days after the Termination Date, Employee shall receive a lump sum cash payment equal to Employee’s unpaid base salary earned through the Termination Date.
          (b) If a bonus awarded to Employee pursuant to any Bonus Plan for payment in the Termination Year shall not have been paid to Employee, Employee shall receive the amount of such award within 15 days after the Termination Date. If no such bonus shall have been awarded to Employee under any Bonus Plan, on the

Commencement Date Employee shall receive a lump sum cash payment in the amount of the sum of the Target Amounts under each such Bonus Plan referred to in the immediately preceding sentence which would have been payable to Employee in the Termination Year.
          (c) On the Commencement Date, Employee shall receive a lump sum cash payment equal to the sum of (i) a pro-rated amount of the Target Bonus, (ii) the amount (if any) paid by Employee for health care continuation coverage (COBRA) for the period from the Termination Date to the date of such lump sum payment and (iii) the actuarial present value, determined on the basis of the applicable actuarial assumptions under the Teleflex Incorporated Retirement Income Plan (the “TRIP”) as of the Commencement Date, of the additional accruals with which Employee would have been credited under each of the TRIP and the Teleflex Incorporated Supplemental Executive Retirement Plan in which Employee participates as of the Termination Date, if Employee were credited with two additional Years of Benefit Service (as defined in the TRIP), received Base Salary and Target Bonus throughout such additional two Years of Benefit Service, but made no contributions to a 401(k) or cafeteria plan. The pro-rated Target Bonus shall be computed by multiplying the Target Bonus by a fraction (i) the numerator of which is the number of days in each year of the Performance Period applicable to such Component Target Amount reduced by the number of days in the Termination Year following the Termination Date and (ii) the denominator of which is the number of days in the Performance Period.
          (d) Beginning with the Commencement Date, Employee shall receive the following:
(i) Employee shall receive an amount equal to two times Employee’s Base Salary. This amount shall be paid in 24 equal monthly installments over the 24-month period following the Commencement Date.
(ii) Employee shall receive an amount equal to the Target Bonus on each of the six-month and eighteen-month anniversaries of the Commencement Date.
(iii) The Company shall continue to provide health and dental benefits under the Company’s then current health plan for Employee and Employee’s spouse and dependents during the balance of the Benefit Period on the same basis as if Employee had continued to be employed during that period, or the Company may pay Employee cash in lieu of such coverage in an amount equal to Employee’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would result in adverse tax consequences to Employee). The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with this period.
(iv) During the Benefit Period, the Company shall reimburse Employee for the cost of outplacement assistance services, up to a maximum of

$20,000, which shall be provided by an outplacement agency selected by Employee. The Company shall reimburse Employee within 15 days following the date on which the Company receives proof of payment of such expense.
(v) If Employee was provided with the use of an automobile or a cash allowance therefor as of the Termination Date, such use of an automobile or cash allowance, as the case may be, shall be provided to Employee during the balance of the Benefit Period.
          (e) All Company stock options and restricted stock held by Employee as of Employee’s Termination Date that have not previously become vested and exercisable shall immediately become fully vested and exercisable as of the date immediately preceding the Termination Date, and any stock option or restricted stock awards under which such stock options or restricted stock are granted are hereby amended, effective the later of the date of this Agreement or the date of such award, to so provide.
          (f) As a condition to receiving the payments and benefits under this Agreement, Employee must execute, and not revoke, a written waiver and release of claims against the Company, substantially in the form attached hereto as Exhibit A (but subject to any necessary adjustment reasonably determined by the Company to be necessary to comply with applicable law and regulation in effect as of Employee’s Termination Date) (the “Release”). If Employee fails to execute or revokes the Release, no payments or benefits shall be provided under this Agreement.
          4. Increase in Payments Upon Termination Following a Change of Control.
          (a) Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and it is determined that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall pay to Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, unless Employee specifies that other rates apply, Employee shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

          (b) All determinations to be made under this Section 4 shall be made by the Company’s independent public accountants immediately prior to the Change of Control or by another independent public accounting firm mutually selected by the Company and Employee before the date of the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Employee within 20 days after Employee’s Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Employee. The Company shall pay the Gross-Up Payment to Employee on the Commencement Date or, if later, within ten days after the Accounting Firm’s determination.
          (c) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 4 shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 4, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.
          5. Confidential Information. Employee recognizes and acknowledges that, by reason of Employee’s employment by and service to the Company, Employee has had and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its affiliates (“Confidential Information”). Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Employee covenants that Employee will not, either during or after Employee’s employment by the Company, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Employee or except as may be required by law or in a judicial or administrative proceeding. Notwithstanding anything to the contrary herein, each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.
          6. Equitable Relief.
          (a) Employee acknowledges that the restrictions contained in Section 5 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of that Section will result in irreparable injury to the Company. Employee represents and acknowledges that (i) Employee has been advised by the Company to consult Employee’s own legal counsel in respect of this Agreement, and (ii) Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Employee’s counsel.
          (b) Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Without limiting the foregoing, Employee also agrees that payment of the compensation and benefits payable under Section 3 of this Agreement may be automatically ceased in the event of a material breach of the covenants of Section 5, provided the Company gives Employee written notice of such breach, detailing the activity of Employee that constitutes a material breach, and Employee fails to cease such activity within 15 days after Employee’s receipt of such written notice. In the event that any of the provisions of Section 5 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
          (c) Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 5 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in a United States District Court in Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 14 hereof.
          7. Other Payments and Indemnification. The payments due under Section 3 hereof shall be in addition to and not in lieu of any payments or benefits due to Employee under any other plan, policy or program of the Company except as provided under Section 16(a) and except that no cash payments shall be paid to Employee under any severance plan of the Company that are due and payable solely as a result of a Change of Control. In addition, Employee shall continue to be covered by any policy of insurance providing indemnification rights for service as an officer and director of the Company and to all other rights to indemnification provided by the Company, in each case at least as favorable as applicable to Employee on the date of this Agreement.
          8. Enforcement. It is the intent of the parties that Employee not be required to incur any expenses associated with the enforcement of Employee’s rights under this Agreement by arbitration, litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to

Employee hereunder. Accordingly, the Company shall pay Employee on demand the amount necessary to reimburse Employee in full for all expenses (including all attorneys’ fees and legal expenses) incurred by Employee in attempting to enforce any of the obligations of the Company under this Agreement, without regard to outcome, unless the lawsuit brought by Employee is determined to be frivolous by a court of final jurisdiction.
          9. No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.
          10. No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others.
          11. Taxes. Any payments required under this Agreement shall be subject to applicable tax withholding.
          12. Term of Agreement. The term of this Agreement shall be for three years from the date hereof and shall be automatically renewed for successive one-year periods unless the Company notifies Employee in writing that this Agreement will not be renewed at least 60 days prior to the end of the current term; provided, however, that (i) this Agreement shall remain in effect for at least two years after a Change of Control occurring during the term of this Agreement and shall remain in effect until all of the obligations of the parties hereunder are satisfied, and (ii) this Agreement shall terminate if, prior to but not in contemplation of a Change of Control, the employment of Employee with the Company and its affiliates shall terminate for any reason.
          13. Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as herein before defined and any such successor or successors to its business or assets, jointly and severally.
          14. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:
     If to the Company, to:
Teleflex Incorporated
155 South Limerick Road
Limerick, PA 19468
     If to Employee, to:

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a Change of Control, notice at the last address of the Company or to any successor pursuant to Section 14 hereof shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.
          15. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.
          16. Contents of Agreement, Amendment and Assignment.
          (a) This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Employee and approved by the Board and executed on the Company’s behalf by a duly authorized officer; provided, however, that except as stated in Section 7 above, this Agreement is not intended to supersede or alter Employee’s rights under any compensation, benefit plan or program, unless specifically modified hereunder, in which Employee participated and under which Employee retains a right to benefits. The provisions of this Agreement may provide for payments to Employee under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, to the extent that the provisions of this Agreement are more favorable to Employee than the terms of such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.

          (b) Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of the Company.
          (c) All of the terms and provisions of this Agreement, including the covenants of Section 5, shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto.
          17. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.
          18. Remedies Cumulative; No Waiver. No right conferred upon Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, including, without limitation, any delay by Employee in delivering a Notice of Termination pursuant to Section 2 hereof after an event has occurred which would, if Employee had resigned, have constituted a Termination following a Change of Control pursuant to Section 1 of this Agreement.
          19. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
          20. Construction. The word “including” means “including without limitation.”
          IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

Teleflex Incorporated

By:	/s/ Clark D. Handy

/s/ Randall P. Gaboriault

Randall P. Gaboriault